Exhibit 11.1

FORM OF

INSIDER TRADING POLICY

OF

HOLD ME LTD.

and Guidelines with Respect to

Certain Transactions in Company Securities

Adopted by the Board of Directors on May 8, 2025.

This Policy provides guidelines to members of the Board of Directors (“Board Member(s)”) and employees of Hold Me Ltd. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities and the disclosure of material nonpublic information regarding the Company.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including ordinary shares, options to purchase ordinary shares, and any other securities the Company may issue from time to time, such as preferred shares, warrants or debentures, as well as to derivative securities relating to the Company’s shares, whether or not issued by the Company. It applies to all Board Members, all employees of the Company, and any consultants to the Company who receive or have access to Inside Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Inside Information from any Insider.

Any person who possesses Inside Information regarding the Company is an Insider for so long as the information is material and not publicly known. Any person can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

It is the policy of the Company to oppose the misuse of Inside Information in securities trading and the unauthorized disclosure of any nonpublic information acquired in the workplace.

Trading on Inside Information. No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information concerning the Company, and ending at the close of business on the second (2nd) Trading Day (as defined below) following the date of public disclosure of such information or at such time as such information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the stock exchange or market on which the Company’s shares trade is open for trading.

Tipping. No Insider shall disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability

and/or Disciplinary Action

1. Liability for Insider Trading. Insiders may be subject, in addition to disgorgement of profits (or of losses avoided), to penalties of up to five million dollars ($5,000,000) and up to twenty (20) years in prison for engaging in transactions in the Company’s securities at a time when they have knowledge of Inside Information regarding the Company.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Regulatory authorities have imposed large penalties even when the disclosing person did not profit from the trading. The Securities and Exchange Commission, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees of, and consultants to, the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include, but is not limited to, ineligibility for future participation in the Company’s equity incentive plans, termination and/or referral to appropriate law enforcement and regulatory authorities.

Recommended Guidelines

1. Black-Out Period and Recommended Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company strongly recommends that all persons having access to the Company’s internal financial statements or other Inside Information refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the following period (the “Trading Window”):

Trading Window: The period in any fiscal quarter commencing at the close of business on the second (2nd) Trading Day following the public disclosure of the financial results for the prior fiscal quarter or year and ending at the close of business on the fifteenth (15th) day of the last month of the fiscal quarter.

The safest period for trading in the Company’s securities, assuming the absence of Inside Information, is generally the first few Trading Days of the Trading Window. Periods outside the Trading Window are particularly sensitive periods of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is due to the fact that executive officers, directors and certain other persons will, as any quarter progresses, be increasingly likely to possess Inside Information about the expected financial results for the quarter.

The purpose behind the recommended Trading Window is to help establish a diligent effort to avoid any improper transactions. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the Trading Window, since the Insider may, at such time, have access to (or later be deemed to have had access to) Inside Information regarding, among other things, the Company’s anticipated financial performance for the quarter.

It should be noted that even during the Trading Window any person possessing Inside Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two (2) Trading Days. Although the Company may from time to time recommend during a Trading Window that directors, executive officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and Insiders should use good judgment at all times.

From time to time, the Company may recommend that Insiders suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

2. Hedging, Margin Accounts and Collateral. Hedging or holding shares of the Company in margin accounts is strongly discouraged. Hedging can have unintended consequences, and margin accounts authorize brokers to sell shares to cover amounts owed to them. A forced sale could occur at a time when the individual has knowledge of Insider Information about the Company. A similar result can occur when Company shares are pledged as collateral for a loan.

3. Preclearance of Trades. The Company has determined that all executive officers, Board Members and the employees listed on Exhibit A attached hereto, as amended from time to time, should refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s mandatory “pre-clearance” procedures, a copy of which is attached hereto as Exhibit B. Executive officers, Board Members and employees listed on Exhibit A should contact the Company’s Insider Trading Compliance Officer, currently the Company’s Chief Financial Officer, prior to initiating any purchase or sale of the Company’s securities. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors in addition to executive officers, Board Members and the employees listed on Exhibit A.

4. Individual Responsibility. Every Insider has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a particular trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information

Regarding Other Companies

This Policy and the guidelines described herein also apply to Inside Information relating to other companies, including the Company’s collaborative partners, customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company’s business partners. All Board Members, executive officers and employees should treat Inside Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.

Definition of Inside Information

“Inside Information,” for the purposes of this Policy, is material, nonpublic information.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s (or, as applicable, another entity’s) securities. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results

●	Projections of future earnings or losses

●	News of a pending or proposed merger or acquisition

●	News of the acquisition or disposition of an asset

●	Impending bankruptcy or financial liquidity problems

●	Changes in dividend policy

●	New product or service announcements of a significant nature

●	Share splits or cash or share dividends

●	New equity or debt offerings

●	Significant litigation exposure due to actual or threatened litigation

●	Major changes in senior management or the Board of Directors

●	Listing status on an exchange or market

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of share options for cash under the Company’s equity incentive plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. The Company does not exempt from this Policy the sale of shares received under the Company’s share option or other equity incentive plans (pursuant to share options, restricted share awards, share bonuses or otherwise) or any action taken by a participant pursuant to such plans (or awards thereunder) that results in the participant receiving consideration based on the market price of the Company’s shares.

In addition, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, provides affirmative defenses against insider trading claims if the person making the purchase or sale demonstrates that:

(A)	before becoming aware of the information, the person had:

(1) entered into a binding contract to purchase or sell the security;

(2)	instructed another person to purchase or sell the security for the instructing person’s account; or

(3)	adopted a written plan for trading securities; and

(B)	such contract, instruction or plan must have:

(1) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased and sold;

(2)	included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or

(3)	did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; and

(C)	the purchase or sale that occurred was pursuant to the contract, instruction or plan. For example, a person will fail this requirement if the person alters or deviates from the contract, instruction or plan to purchase or sell securities, whether by changing the amount, price or timing of the purchase or sale, or if such person entered into or altered a corresponding or hedging transaction or position with respect to those securities.

Additional Information – Board Members and Officers

If applicable, Board Members and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. Officers and Board Members may not purchase and sell (or sell and then purchase) the Company’s securities at a profit within any six (6)-month period whether or not they had knowledge of any Inside Information at that time. Neither the receipt of an option under the Company’s equity plans, nor the exercise of that option, will be deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or Board Member may ever make a short sale of the Company’s shares. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and Board Members regarding compliance with Section 16 and its related rules.

Currently Board Members and officers of the Company are not subject to Section 16 of the Exchange Act.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer, currently the Company’s Chief Financial Officer.

EXHIBIT A

Persons Requiring Pre-clearance of Trades

Each member of the Board of Directors.

Each executive officer of the Company.

Each employee who is a participant in any management bonus plan.

Each employee who is a member of the Finance & Accounting Department.

Each Executive Assistant.

Each immediate family member or household member of the above.

EXHIBIT B

PRE-CLEARANCE AND COMPLIANCE PROCEDURES

To ensure compliance with the accelerated reporting requirements for reporting insider transactions in equity securities of the Company and to help prevent in advance any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on Inside Information, we are implementing the following:

1. Our Mandatory Pre-clearance Procedure. Board Members and officers of the Company and any other persons designated under our Insider Trading Policy or otherwise designated by our Board of Directors as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction involving Company securities (including market or private purchases or sales, option exercises, pledges, gifts, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Insider Trading Compliance Officer. A request for pre-clearance should be submitted to the Company’s Insider Trading Compliance Officer, currently, the Company’s Chief Financial Officer at least two (2) days in advance of the proposed transaction. The Company’s Insider Trading Compliance Officer will then determine whether the transaction may proceed and, if so, assist in complying with the new reporting requirements.

Any person subject to the pre-clearance requirements who wishes to implement a new trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Those transactions, however, must be reported immediately to the Insider Trading Compliance Officer.

2. Designated Broker and New Broker Interface Procedures. The reporting of transactions will require tight interface with brokers handling transactions for our Insiders. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations.

We will require that you and your broker sign the enclosed Broker Instruction/Representation which imposes two (2) requirements on the broker handling your transaction in Company shares:

(a)	Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:

●	first verifying with the Company that your transaction was pre-cleared; and

●	complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

(b)	To report immediately to the Insider Trading Compliance Officer via telephone and in writing (via e-mail) the details of every transaction involving Company shares, including gifts, transfers, pledges and all 10b5-1 transactions.

Please sign and have your broker sign the enclosed Broker Instruction/Representation Form and return it to us promptly so that we can work with your broker in a coordinated procedure.

3. Broker-Assisted Cashless Exercises of Options. The Sarbanes-Oxley Act makes it illegal for issuers to extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to any officer or Board Member. In most cashless exercises, there is typically a delay of a few days from the time of exercise to the date the issuer receives the exercise price. Some attorneys have speculated that these arrangements could be deemed an impermissible extension of credit arranged by issuers for their Insiders. Consequently, unless and until this issue gets resolved to our satisfaction, we must insist on receipt of cash simultaneous with any issuance of shares pursuant to exercise of an option by an Insider. We believe that most brokers can do cashless exercises for you this way.

Any person who has a question about these procedures or its application to any proposed transaction may obtain additional guidance from the Insider Trading Compliance Officer currently the Company’s Chief Financial Officer.

Certifications

All Board Members, officers and other persons subject to the procedures set forth in this memorandum must certify their understanding of, and intent to comply with, the procedures set forth in this memorandum. Please return the enclosed certification immediately.

Broker Instruction/Representation

[Name and Address of Broker]

Re: Hold Me Ltd.

Ladies and Gentlemen:

As my designated broker for effecting transactions in the ordinary shares of Hold Me Ltd. (the “Company”), I hereby instruct you to adhere to the following procedures in connection with executing any trade or other transaction in Company securities on my behalf:

1.	Do not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:

●	first verifying with the Company that your transaction was pre-cleared; and

●	complying with your firm’s compliance procedures (e.g., Rule 144); and

2.	Report immediately to the Company via telephone and in writing (via e-mail or fax) the details of every transaction involving Company shares, including gifts, transfers, pledges and all 10b5-1 transactions.

Company contacts[1]:	Primary Contact:

Phone: (____)

Fax: (____)

Email:

Backup Contact:

Phone: (____)

Fax: (____)

Email:

[Signature page follows]

[1]	NTD: Company to provide.

Name of Insider

(Signature of Insider)

The undersigned broker confirms receipt of this instruction letter and agrees to comply with the terms hereof:

Name of Broker

(Signature of Authorized Signatory for Broker)